Exhibit99.03- NEWS JAN. 16, 2003

DataMEG Corp. Subsidiary, CAS Communications, Inc., Announces Communications Acceleration System Phase II Project Completion THURSDAY, JANUARY 16, 2003 9:31 AM - BusinessWire

WASHINGTON, Jan 16, 2003 (BUSINESS WIRE) -- DataMEG Corp. (DTMG) announced today that their CAS Communications, Inc. (CASCOM) subsidiary completed Phase II of their Communications Acceleration System product development project.

Phase II involved the final system component design and performance verifications, leading the Company into the network-ready product build stage, or Phase III.

Andrew Benson, President Datameg Corp. stated, "Per our earlier release indicating that we expect an independent CAS validation report in the next few days, we are prepared to state that the Phase II stage of the CAS product development project has determined that we have CAS system performance capabilities ranging from 96 MBPS to 200 MBPS. These are data transfer performance specifications over the cable network medium. The minimum CAS system performance is more than double that of our nearest competitor. We think these numbers speak for themselves."

Mr. Anthony Hobbs-Boiardi, CEO CAS Communications, Inc. stated, "Phase II of the CAS product development project provided us with unique system design challenges, which in turn inspired us to make several significant system design breakthroughs. These achievements have significantly improved and broadened CAS as a viable information transfer system within the cable network industry. CAS is also a system whose integration requires no network infrastructure modifications. These performance and integration attributes will position CAS as a premier product within the markets we have targeted."

For further information about this release and the on-goings at DTMG contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, 800-631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect," "anticipate," "could," "would," "will," and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.